EX-99.p13

Peregrine Capital Management, LLC

Code of Ethics and Personal Trading Policy

January 2021

Table of Contents

Core Principles and Standards of Conduct	1

Employee Conflicts of Interest	2

Confidential Information	2

Insider Information	3

Gifts and Entertainment	4

Political Contributions	5

Employees Serving in Other Official Capacities	6

Personal Securities Transactions	6

Core Principles and Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including Peregrine Capital Management, LLC (“Peregrine”). As a fiduciary, Peregrine has a duty to act in the best interests of its clients. This fiduciary duty means employees must act in a manner which merits public trust and confidence and maintains Peregrine’s reputation for integrity, and in accordance with the following core principles.

1.	Misstating or omitting material information in communication with clients, prospects, and regulators or engaging in activity which is fraudulent, deceptive or manipulative is strictly prohibited.

2.	Employees must observe Peregrine’s Code of Ethics and Personal Trading Policy (the “Code”).

3.	Employees must comply with applicable laws and regulations.

4.	Violating the Code will subject employees to disciplinary action, which could include dismissal from employment with Peregrine.

5.	If an employee becomes aware of a violation of the Code or any other of Peregrine’s policies, the employee is required to report the violation to Peregrine’s Chief Compliance Officer (the “CCO”). The reporter’s identity will be kept confidential, and the reporter will be protected from retribution, provided the employee was and is acting in good faith.

6.	The Dodd-Frank Act contains provisions to protect whistleblowers, and the Securities and Exchange Commission (the “SEC”) will pay awards to eligible whistleblowers who voluntarily provide the SEC with original information that leads to successful enforcement action.

7.	Nothing in the Code or any of Peregrine’s policies, whether a process, procedure, policy or requirement, including those related to confidentiality of certain information, shall supersede any rights of communication, incentive or otherwise employees may have under Rule 21F-17(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which provides employees with the ability to file statements with federal, state or local government agencies or commission (each, a “government agency”), to participate in any investigation or proceeding that may be conducted by any government agency, and to provide documents or information (including those containing confidential information), without notice to Peregrine and without limitations on the right to receive a reward for providing information to government agencies.

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Employee Conflicts of Interest

Employees must avoid situations that might lead to an actual or apparent conflict of interest with clients. If any conflicts of interest with respect to a client do arise, employees must fully disclose to the CCO all material facts concerning such conflict.

1.	Using Peregrine employment, directly or indirectly, for private gain, to advance personal interests or to obtain favors or personal benefits for another person is prohibited.

2.	Employees should disclose to the CCO matters, transactions or relationships in which the employee or a member of the employee's family has an interest which might affect the employee's judgment on behalf of a client. Any questions about a transaction or relationship that might cause a conflict of interest should be directed to the CCO.

3.	Employees must conduct personal securities trading, addressed in more detail below, in a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of the employee’s position of trust and responsibility.

4.	Employees are also prohibited from favoring the interests of one client over another because of differences among clients, such as larger account size or accounts with different compensation arrangements.

5.	Engaging in personal transactions with Peregrine’s clients is prohibited. The only exception to this prohibition is if an institutional client has an affiliated broker that employees may use, for a fee, for personal brokerage services.

Confidential Information

Information obtained in the course of an employee’s employment with Peregrine is confidential and restricted to the proper conduct of business.

1.	Permitting others to use information acquired through employment with Peregrine to further a personal interest or as a means of making a profit is prohibited.

2.	Disclosing or discussing client relationships is not allowed with anyone other than those who have a business need to know the information for the performance of their duties and persons with beneficial interests in the account, and their duly authorized representatives, unless required by law or unless authorized in writing by the client, or their duly authorized representatives.

3.	Written permission from the applicable client and the CCO is required to disclose client names or to use them as a reference.

4.	Peregrine-developed intellectual property is proprietary to Peregrine, must reside on a Peregrine managed repository and must not be shared.

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5.	Employees may disclose portfolio holdings to third parties only as dictated by client-specific guidelines or unless required by law. Accounts may be used as “representative portfolios” provided the client remains anonymous.

6.	Questions about the propriety of releasing information should be discussed with the COO or the CCO.

7.	Written approval must be received from the COO and CCO prior to disseminating either internally and/or externally prepared reviews and examinations (i.e., audits, mock examinations, etc.) to any third party. Exceptions to this policy are audited financial statements and the Global Information Performance Standards (“GIPS”) verification report.

Insider Information

Employees may not purchase or sell securities based on material nonpublic information for themselves or clients, disclose material nonpublic information in their possession to others or recommend the purchase or sale of securities based on such material nonpublic information. Material nonpublic information is information about a company or the market for the company's securities which has come directly or indirectly from the company and has not been disclosed generally to the marketplace, the dissemination of which is likely to affect the market price of the company's securities or is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in such securities.

1.	Employees must assume information is "material" if it relates, among other things, to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, and purchase or sale of substantial assets.

2.	Employees must assume information received about a company under circumstances which indicate that it is not yet in general circulation is “nonpublic”.

3.	Information received which may be attributable, directly or indirectly, to a company (or its insiders) is deemed to be “inside” information.

4.	Employees must immediately report their receipt of material nonpublic information and potential material nonpublic information to the CCO.

5.	Questions as to whether the information is material, inside or nonpublic, must be resolved before trading, recommending trading, or divulging the information.

6.	Unresolved questions as to the applicability or interpretation of the foregoing standards or the propriety of desired action must be discussed with the COO or CCO prior to trading or recommending trading.

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If the CCO determines that Peregrine is in receipt of material nonpublic information, the CCO will place the security on Peregrine’s List of Securities Restricted Due to Potential Inside Information (the “Restricted List”). Peregrine and its employees are prohibited from placing any trades in securities that are included on this Restricted List, either for a client account or for their personal account. Peregrine will code its Order Management System to prevent transactions in any security included on the Restricted List and any pre-clearance request for a personal securities transaction in any such security will be denied.

When the CCO determines that the information which caused a particular security to be added to the Restricted List has become either public and/or immaterial, the CCO will remove the security from the Restricted List. Upon removal from the Restricted List, trading both for client accounts and for personal accounts may resume.

Gifts and Entertainment

Subject to the limitations described below, employees may generally give and receive gifts and entertainment provided such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient. Gifts and entertainment given by clients or vendors or received from clients or vendors must be reasonable and customary and avoid the appearance of interfering with an employee’s responsibilities to Peregrine or its clients. Gifts of sufficiently limited value given under accepted business practices with no inference that the gift should influence the employee in the performance of their duties are an exception, subject to the standards below.

1.	Accepting or giving cash or cash equivalents (i.e., VISA gift cards or prepaid credit cards) is strictly prohibited.

2.	Accepting or seeking anything of value from a person intending to be influenced or rewarded in connection with business or transactions involving Peregrine is prohibited.

3.	Employees are required to disclose to the CCO gifts given or received valued at more than $100 within 30 days of the quarter-end in which such a gift is given or received.

All employees must report to the CCO within 30 days of the year-end, any gift and entertainment in excess of $250 made on behalf of Peregrine to a union or a union official in a calendar year.

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Employees must comply with the spirit and letter of the FCPA at all times. Employees must obtain written preclearance from the CCO prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

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Political Contributions

Peregrine prohibits its employees from making Political Contributions in excess of certain de minimis amounts as outlined below.

Definitions (as used within this policy)

1.	“Political Contribution” means any payment made for the purpose of influencing any election for state or local office or where an incumbent state or local official is running for federal office.

Political Contributions include:

	a.	Payments made directly to an official of a government entity who is in a position to influence the selection of Peregrine as an investment adviser;
	b.	Payments to a political party of a state or locality in which Peregrine is providing or seeking to provide investment advisory services to a government entity; and
	c.	Payments made indirectly through a party that, if done directly, would violate Rule 206(4)-5 under the Investment Adviser Act of 1940, as amended. Third parties include family members, consultants, attorneys, friends, political action committees or companies affiliated with Peregrine.

Political Contributions do not include payments to federal incumbents seeking a federal position, a federal candidate not holding any office, or national committees.

2.	“Official” means any person, including any election committee for such person, who was, at the time of the contribution, an incumbent, candidate or successful candidate for an elective office of a government entity.

3.	“Payment” includes any gift, subscription, loan, advance, money or anything of value.

Requirements

1.	Employees are required to pre-clear all Political Contributions utilizing the Schwab Compliance Technologies system, and to confirm compliance with these requirements through the quarterly reporting.

2.	Employees are permitted to make aggregated de minimis Political Contributions of up to:
	a.	$150 per election per Official.
	b.	$150 per election for payments to a political party of a state or locality.

3.	New employees are required to report Political Contributions for a two-year look-back period.

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Neither Peregrine nor its employees may coordinate or solicit any person or political action committee (an organization that raises money privately to influence elections or legislation) to make contributions that would violate this policy. Examples of soliciting include, but are not limited to:

sponsoring an event where a candidate will engage in fundraising; authorizing the use of the Peregrine logo or letterhead in connection with fundraising activities; and coordinating small contributions from a large number of individuals.

Peregrine will not hire a third-party solicitor to solicit government clients.

The CCO is responsible for oversight of this policy, including reviewing all Political Contributions reported and performing a risk-based annual review of public websites.

Employees Serving in Other Official Capacities

Employees may not accept appointment as an officer, director, trustee or another similar capacity for a for-profit organization without prior approval from the Board.

1.	Employees are encouraged to serve as officers and directors of nonprofit organizations provided that there is no conflict of interest and there is no interference with the employee's duties and responsibilities to Peregrine.

2.	Employees must obtain written approval from the Board before accepting or engaging in other types of outside business activities with a for-profit organization.

Personal Securities Transactions

All Peregrine employees are considered “Access Persons”. Access Persons cannot engage in securities transactions, including gifts of securities, that would violate Peregrine policies or create a conflict of interest with clients.

1.	Peregrine has contracted with Charles Schwab Compliance Technologies (“SCT”) to assist with tracking and recording preclearance requirements and quarterly and annual reporting requirements found within this Code.

2.	Access Persons are required to obtain preclearance from Compliance by entering desired trades into SCT before executing security transactions in accounts in which the Access Person has direct or indirect beneficial ownership. Such transactions include, but are not limited to, purchases or sales of securities in public markets, in private placements or limited offerings (including Initial Public Offerings (“IPO’s”), purchases, sales, and exercises of puts, calls, and warrants and gifts of securities to charity or individual or entity of which the Access Person is not either a direct or indirect beneficiary. An employee giving a gift of a security is considered a sale. No Access Person may approve their own transactions.

3.	Access Persons are generally considered to have “beneficial ownership” of a security in which they have direct or indirect financial interest. Access Persons should consider themselves the beneficial owner of securities held by a spouse, minor children, a relative who shares their home, or other persons because of a contract, arrangement, understanding or relationship that provides the Access Person with sole or shared voting or investment power.

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4.	Access Persons may only execute an approved security transaction on the same business day. Approvals received after the market close are valid the following business day.

5.	Access Persons are prohibited from making a transaction in a security which is contrary to the advice given or action taken on behalf of clients (i.e., buy versus sell, or sell versus buy) concerning that security for five business days after transactions on behalf of clients (i.e., transaction date is considered day one (1)).

6.	Access Persons are prohibited from making a transaction in a security which is consistent with the advice given or action taken on behalf of clients (i.e., buy versus buy, or sell versus sell) concerning that security until one business day after the transactions on behalf of clients.

7.	Access Persons are prohibited from purchasing or selling a security that is being considered for purchase or sale (i.e., under discussion between members of an investment team) for clients.

8.	Access Person are prohibited from executing a transaction that would:
	a.	Result in the buying or selling of securities in competition with client buy or sell orders;
	b.	Result in the buying or selling securities to take advantage of recent or imminent client trades;
	c.	Involve the security of a company concerning which the Access Person has material nonpublic information;
	d.	Involve short-selling or trading options on any of the stocks held by or contemplated for any client; or
	e.	Involve the acquisition of a direct or indirect beneficial interest in an IPO.

9.	Access Person may not cause or attempt to cause clients to purchase, sell or hold a security in a manner calculated to create personal benefit to the Access Person. Access Persons may not recommend security transactions for client accounts without having disclosed to the CCO their interest in such securities or the issuer thereof, including, without limitation:
	a.	Their direct or indirect beneficial ownership of securities of such issuer;
	b.	A position with such issuer or its affiliates; or
	c.	The present or proposed business relationship between such issuer or its affiliates and the Access Person or party in which the Access Person has an interest.

10.	Access Persons are required to have transaction information for reportable securities transactions sent directly from their broker to the Compliance Department at Peregrine. Peregrine has worked with SCT to set up secure electronic feeds directly from many external brokers. For any personal brokerage accounts set up with any broker with whom SCT does have such a feed in place, the Access Person is required to have their transaction information sent electronically to SCT unless that Access Person has requested and received an exception to this requirement from the CCO. Any Access Person who has a brokerage account at a broker with whom SCT does not have such a feed set up must arrange to have transaction information sent the Compliance Department at Peregrine.

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11.	Access Persons must promptly disclose new brokerage accounts. Similar to the requirement above for confirmations, any brokerage account with an automatic electronic feed to SCT must have these statements send to SCT electronically unless the CCO has granted an exception.

12.	Access Persons are required to provide a quarterly statement for each brokerage account (the “Quarterly Transactions Report”) to Peregrine’s Compliance Department. This statement should be submitted utilizing SCT if possible unless the CCO grants an exception to this policy. This report should be submitted to the CCO within 15 days after the end of each calendar quarter. The Quarterly Transactions Report must contain all personal securities transactions for the preceding quarter. These reports require the following information:

	a.	Date of the transaction;
	b.	Name, ticker or CUSIP;
	c.	Type of security;
	d.	Number of shares;
	e.	Principal amount of each security involved;
	f.	Nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);
	g.	Transaction price;
	h.	Name of the broker, dealer or bank; and
	i.	Report date.

13.	Access Persons are required to submit to Peregrine’s Compliance Department an annual list of the securities, private placements and brokerage accounts in which Access Persons have a direct or indirect beneficial ownership (the “Annual Holdings Report”). New Access Persons must submit a list of the securities, private placements and brokerage accounts in which they have a direct or indirect beneficial ownership within ten business days of beginning employment, which includes the same information reported in the Annual Holdings Report. These Annual Holdings Reports must be submitted electronically via SCT when possible, unless an exception is granted by the CCO. These reports require the following information (which must be current as of a date no more than 30 days before the annual report is submitted):
	a.	Name, ticker or CUSIP;
	b.	Type of security;
	c.	Number of shares;
	d.	Principal amount of each security in which the Access Person had direct or indirect beneficial ownership when the person became an Access Person or upon annual submittal;
	e.	Name of the broker, dealer or bank with whom the Access Person maintained an account in which securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or the date of the annual submittal; and
	f.	Date the report is submitted by the Access Person.

14.	Revealing information relating to the investment intentions or activities relating to clients or securities that are under consideration for purchase or sale on behalf of clients, except as required in the normal course of business, is prohibited.

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15.	Preclearance is not required for:
	a.	Purchases or sales for any account over which the Access Person has no direct or indirect influence or control;
	b.	Purchases which are part of an automatic dividend reinvestment plan or automatic withdrawal; or
	c.	Purchases made in the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were initially acquired from the issuer.

16.	Preclearance is not required, but Quarterly Transactions Reports and Annual Holdings Reports are required for:
	a.	Transactions in bonds (except bonds with an equity component i.e., convertible bonds), including related derivatives (because Peregrine does not typically invest in fixed income instruments);
	b.	Transactions in open-end mutual funds subadvised by Peregrine; or
	c.	Transactions in ETFs, including related derivatives.

17.	Preclearance, Quarterly Transactions Reports and Annual Holdings Reports are not required for:
	a.	Securities issued or guaranteed by the U.S. Treasury or other “Government Security” as defined in Section 2(a)(16) of the Investment Company Act of 1940, including related derivatives;
	b.	Banker's acceptances;
	c.	Bank certificates of deposit;
	d.	Commercial paper;
	e.	Repurchase agreements covering the foregoing;
	f.	Shares of registered, open-end investment companies not advised or subadvised by Peregrine;
	g.	Index derivatives; or
	h.	Cryptocurrency.

18.	Violation of these policies will be subject to disciplinary action. Personal transactions conflicting with client trades must be canceled or reversed at a loss or with profits disgorged. The COO will determine appropriate disciplinary actions that may include restricting or prohibiting personal trading, fines, write-ups in the employee’s personnel file, and/or termination, provided that the Board of Peregrine will make such determinations in connection with violations by the COO. All violations of this policy by members of the Board, as well as any material violations of this policy by Access Persons who are not members of the Board will be reported to the Board.

19.	Exceptions to personal security trading policies require prior approval in writing from the CCO.

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